July 8, 1994



Signet Banking Corporation
7 North 8th Street
Richmond, Virginia  23219

Gentlemen:

     We have acted as counsel for Signet Banking Corporation (the "Company") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to shares of common stock, $5.00 par value per share (the "Common Stock"), and attached Rights to Purchase Series A Junior Participating Preferred Stock, $20.00 par value per share (the "Rights"), to be issued by the Company in connection with the merger (the "Merger") of Pioneer Financial Corporation with and into the Company.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's documents and records and such public documents and records as we have deemed necessary as a basis for the opinion expressed below.

     Based upon the foregoing, and having due regard for such legal considerations as we have deemed relevant, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

     2. The Common Stock has been duly authorized and, when issued in the Merger as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     3. We reaffirm our opinion regarding the Rights given to the Company's Board of Directors as confirmed in our letter of May 23, 1989, a copy of which is filed as a part of Exhibit 5 to the Company's Registration Statement on Form S-3 (Registration No. 33-46012) and is incorporated herein by reference.

     In our opinion regarding the rights referred to above, we discussed whether certain provisions of Section 13.1-638 of the Virginia Code might prohibit the restrictions on transfer imposed under the agreement governing the Rights. Subsequent to the date of such opinion, the Virginia Code was amended to provide that, notwithstanding such provisions of Section 13.1-638, the terms of rights issued by a corporation may include restrictions on transfer by designated persons or classes of persons.

     We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinion" in the Prospectus/Proxy Statement which is a part of the Registration Statement.


                                   Very truly yours,

                                   MCGUIRE, WOODS, BATTLE & BOOTHE